DLJ Mortgage Capital, Inc.

Sponsor and Seller

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

Wells Fargo Bank, N.A.

Master Servicer and Trust Administrator

CSMC Mortgage-Backed Trust 2007-4

Issuing Entity

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-4

The issuer has tiled a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-140945. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has tiled with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following summary highlights selected information from the related  prospectus supplement. It does not contain all of the information that you should consider in making your investment decision. To understand the terms of the offered certificates, read this entire prospectus supplement and the entire accompanying prospectus carefully.

Title of series	CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-4.
Sponsor	DLJ Mortgage Capital, Inc., referred to in the related prospectus supplement as DLJ Mortgage Capital.
Depositor	Credit Suisse First Boston Mortgage Securities Corp.
Issuing Entity	CSMC Mortgage-Backed Trust 2007-4, a common law trust formed under the laws of the state of New York, referred to in the related prospectus supplement as the trust.
Seller	DLJ Mortgage Capital. The seller will make the representations and warranties with respect to the mortgage loans to the trust.
Originators

IndyMac Bank, F.S.B., referred to in the related prospectus supplement as IndyMac, and Wells Fargo Bank, N.A., referred to in the related prospectus supplement as Wells Fargo Bank.  No other originator has originated or acquired more than 10% of the mortgage loans (by aggregate cut-off date principal balance).

Servicers

IndyMac Bank, Select Portfolio Servicing, Inc., referred to in the related prospectus supplement as SPS, Universal Master Servicing LLC, referred to in the related prospectus supplement as UMS and Wells Fargo Bank.  UMS has engaged subservicers for all of its servicing obligations under the pooling and servicing agreement.  No other servicer is servicing more than 10% of the mortgage loans (by aggregate cut-off date principal balance).

Master Servicer	Wells Fargo Bank, also referred to in the related prospectus supplement as the master servicer. The master servicer will oversee and enforce the servicing of the mortgage loans by the servicers.
Special Servicer and Modification Oversight Agent	SPS.
Custodians	Wells Fargo Bank and LaSalle Bank, National Association. Each of the Custodians will maintain custody of certain mortgage files relating to the mortgage loans on behalf of the trust.
Trustee	U.S. Bank National Association, referred in the related prospectus supplement as U.S. Bank or the trustee.
Trust Administrator	Wells Fargo Bank also referred to in the related prospectus supplement as the trust administrator.
Mortgage pool

Pool 1 with 841 fixed rate mortgage loans with an aggregate principal balance of approximately $509,558,149.25, referred to herein as the pool 1 mortgage loans and pool 2 with 174 fixed rate mortgage loans with an aggregate principal balance of approximately $86,599,339.78, referred to herein as the pool 2 mortgage loans, each as of the cut-off date, secured by first liens on one- to four-family residential properties.  The pool 1 and pool 2 mortgage loans are also collectively referred to herein as the mortgage pool.

Cut-off date.	May 1, 2007
Closing date.	On or about May 30, 2007.
Distribution dates.	The 25th day of each month, or if the 25th day is not a business day, on the succeeding business day beginning in June 2007.
Form of offered certificates.

The offered certificates, other than the Class AR and Class AR-L Certificates, will be book-entry certificates.  The Class AR and Class AR-L Certificates will be physical certificates.  See “Description of the Certificates—Book-Entry Registration” in the related prospectus supplement.

Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class A Certificates
1-A-1(3)	$59,542,648	Variable(2)	AAA/AAA	Super Senior
1-A-2(3)	$1,786,201	Variable(2)	AAA/AAA	Senior/Mezzanine
1-A-3(3)	$16,238,905	(4)	AAA/AAA	Super Senior/ Principal Only
1-A-4(3)	Notional(5)	Variable(6)	AAA/AAA	Senior/Interest Only
1-A-5(7)	$16,238,905	Variable(8)	AAA/AAA	Super Senior
1-A-6(3)	$487,146	(4)	AAA/AAA	Senior/Mezzanine/ Principal Only
1-A-7(3)	Notional(9)	Variable(6)	AAA/AAA	Senior/Interest Only
1-A-8(7)	$487,146	Variable(8)	AAA/AAA	Senior/Mezzanine
1-A-9(7)	$16,726,051	Variable(8)	AAA/AAA	Senior
1-A-10(7)	$2,273,347	5.500%	AAA/AAA	Senior/Mezzanine
1-A-11(7)	$75,781,553	5.500%	AAA/AAA	Super Senior
1-A-12(7)	$78,054,900	5.500%	AAA/AAA	Senior
2-A-1	$290,083,950	6.000%	AAA/AAA	Senior
2-A-2	$13,435,000	6.000%	AAA/AAA	Super Senior/Accrual
2-A-3	$24,581,000	6.000%	AAA/AAA	Senior/Accretion Directed
2-A-4	$40,590,000	6.000%	AAA/AAA	Senior/Lockout
2-A-5	$403,050	6.000%	AAA/AAA	Senior/Accrual/Mezzanine
3-A-1(3)	$45,750,000	Variable(10)	AAA/AAA	Super Senior
3-A-2(3)	Notional(11)	Variable(12)	AAA/AAA	Senior/Interest Only
3-A-3(3)	$1,372,000	Variable(10)	AAA/AAA	Senior/Mezzanine
3-A-4(3)	Notional(13)	Variable(12)	AAA/AAA	Senior/Interest Only
3-A-5(7)	$47,122,000	7.000%	AAA/AAA	Senior
3-A-6(7)	$47,122,000	Variable(10)	AAA/AAA	Senior
3-A-7(7)	Notional(14)	Variable(12)	AAA/AAA	Senior/Interest Only
3-A-8(7)	$45,750,000	7.000%	AAA/AAA	Super Senior
3-A-9(7)	$1,372,000	7.000%	AAA/AAA	Senior/Mezzanine
4-A-1(7)	$24,823,000	5.500%	AAA/AAA	Senior
4-A-2(3)	$24,100,000	5.500%	AAA/AAA	Super Senior
4-A-3(3)	$723,000	5.500%	AAA/AAA	Senior/Mezzanine
5-A-1(7)	$59,177,000	6.000%	AAA/AAA	Senior
5-A-2(3)	$57,453,000	6.000%	AAA/AAA	Super Senior
5-A-3(3)	$1,724,000	6.000%	AAA/AAA	Senior/Mezzanine

Class X Certificates
A-X	Notional(15)	6.000%	AAA/AAA	Senior/Interest Only
C-X	Notional(16)	6.000%	AAA/AAA	Senior/Interest Only

Class B Certificates
C-B-1	$8,348,000	Variable(17)	AA/AA	Subordinate
C-B-2	$3,577,000	Variable(17)	A/A	Subordinate
C-B-3	$2,385,000	Variable(17)	NR/BBB	Subordinate

Class AR Certificates
AR	$50	5.500%	AAA/AAA	Senior/Residual
AR-L	$50	5.500%	AAA/AAA	Senior/Residual

Total offered certificates	$592,580,000

Non-Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class B Certificates
C-B-4	$1,192,000	Variable(17)	BB//NR	Subordinate
C-B-5	$1,491,000	Variable(17)	B/NR	Subordinate
C-B-6	$894,489	Variable(17)	NR/NR	Subordinate

Class PP Certificates
PP	Notional(18)	N/A	NR/NR/NR	Prepayment Premiums

Total non-offered certificates	$3,577,489

______________________

(1)

See “Ratings” in the related prospectus supplement.

(2)

The initial pass-through rate on the Class 1-A-1 and Class 1-A-2 Certificates is approximately 5.720% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to LIBOR (the London Interbank Offered Rate, as described in “Description of the Certificates—Determination of LIBOR” in the related prospectus supplement) plus 0.400%, but no more than 7.000% per annum and no less than 0.400% per annum.

(3)

These certificates are Exchangeable REMIC Certificates and are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates.”

(4)

These certificates are not entitled to payments in respect of interest.

(5)

Interest will accrue on the notional amount of the Class 1-A-4 Certificates, initially equal to $59,542,648, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(6)

The initial pass-through rate on the Class 1-A-4 and Class 1-A-7 Certificates is approximately 1.280% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 6.60% minus LIBOR, but no more than 6.60% per annum and no less than 0.000% per annum.

(7)

These certificates are Exchangeable Certificates and are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates.”

(8)

The initial pass-through rate on the Class 1-A-5, Class 1-A-8 and Class 1-A-9 Certificates is approximately 4.6933% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 24.20% minus the product of LIBOR and 3.666667, but no more than 24.20% per annum and no less than 0.000% per annum.

(9)

Interest will accrue on the notional amount of the Class 1-A-7 Certificates, initially equal to $1,786,201, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(10)

The initial pass-through rate on the Class 3-A-1, Class 3-A-3 and Class 3-A-6 Certificates is approximately 5.670% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to LIBOR plus 0.350%, but no more than 7.000% per annum and no less than 0.350% per annum.

(11)

Interest will accrue on the notional amount of the Class 3-A-2 Certificates, initially equal to $45,750,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(12)

The initial pass-through rate on the Class 3-A-2, Class 3-A-4 and Class 3-A-7 Certificates is approximately 1.330% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 6.650% minus LIBOR, but no more than 6.650% per annum and no less than 0.000% per annum.

(13)

Interest will accrue on the notional amount of the Class 3-A-4 Certificates, initially equal to $1,372,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(14)

Interest will accrue on the notional amount of the Class 3-A-7 Certificates, initially equal to $47,122,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(15)

Interest will accrue on the notional amount of the Class A-X Certificates, initially equal to approximately $11,796,336, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(16)

Interest will accrue on the notional amount of the Class C-X Certificates, initially equal to approximately $2,260,043, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(17)

The initial pass-through rate on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates is approximately 5.9925% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be calculated as described herein under “Description of the Certificates—Distributions of Interest.”

(18)

The Class PP Certificates will be entitled to receive prepayment premiums from certain of the group 1, group 2, group 3, group 4 and group 5 mortgage loans.  The initial class PP notional amount will be approximately $596,157,489.

The offered certificates are subject to a variance of no more than 5% prior to their issuance.

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-4

Offered Certificates

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class A Certificates
1-A-1	DD	0 Days	30/360	June 2037	March 2037	$1,000	$1
1-A-2	DD	0 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-3	CM	24 Days	30/360	June 2037	March 2037	$1,000	$1
1-A-4	DD	0 Days	30/360	June 2037	March 2037	$100,000	$1
1-A-5	DD	0 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-6	CM	24 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-7	DD	0 Days	30/360	June 2037	March 2037	$100,000	$1
1-A-8	DD	0 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-9	DD	0 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-10	CM	24 Days	30/360	June 2037	March 2037	$25,000	$1
1-A-11	CM	24 Days	30/360	June 2037	March 2037	$1,000	$1
1-A-12	CM	24 Days	30/360	June 2037	March 2037	$1,000	$1
2-A-1	CM	24 Days	30/360	June 2037	April 2016	$1,000	$1
2-A-2	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
2-A-3	CM	24 Days	30/360	June 2024	January 2018	$1,000	$1
2-A-4	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
2-A-5	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
3-A-1	DD	0 Days	30/360	June 2037	April 2037	$1,000	$1
3-A-2	DD	0 Days	30/360	June 2037	April 2037	$100,000	$1
3-A-3	DD	0 Days	30/360	June 2037	April 2037	$1,000	$1
3-A-4	DD	0 Days	30/360	June 2037	April 2037	$100,000	$1
3-A-5	CM	24 Days	30/360	June 2037	April 2037	$1,000	$1
3-A-6	DD	0 Days	30/360	June 2037	April 2037	$1,000	$1
3-A-7	DD	0 Days	30/360	June 2037	April 2037	$100,000	$1
3-A-8	CM	24 Days	30/360	June 2037	April 2037	$1,000	$1
3-A-9	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
4-A-1	CM	24 Days	30/360	June 2022	March 2022	$1,000	$1
4-A-2	CM	24 Days	30/360	June 2022	March 2022	$1,000	$1
4-A-3	CM	24 Days	30/360	June 2022	March 2022	$25,000	$1
5-A-1	CM	24 Days	30/360	June 2022	April 2022	$1,000	$1
5-A-2	CM	24 Days	30/360	June 2022	April 2022	$1,000	$1
5-A-3	CM	24 Days	30/360	June 2022	April 2022	$25,000	$1

Class X Certificates
A-X	CM	24 Days	30/360	June 2037	March 2037	$100,000	$1
C-X	CM	24 Days	30/360	June 2022	April 2022	$100,000	$1

Class B Certificates
C-B-1	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
C-B-2	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
C-B-3	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1

Class AR Certificates
AR	CM	24 Days	30/360	June 2037	June 2007	20%	20%
AR-L	CM	24 Days	30/360	June 2037	June 2007	20%	20%

			Non-Offered Certificates
Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class B Certificates
C-B-4	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
C-B-5	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1
C-B-6	CM	24 Days	30/360	June 2037	April 2037	$25,000	$1

Class PP Certificates
PP	CM	N/A	N/A	June 2037	October 2010	20%	20%

_______________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Days = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 Days = For any distribution date, the interest accrual period from and including the 25th day of the calendar month immediately preceding the related distribution date to and including the 24th day of the calendar month of the related distribution date.

(3)

Calculated as described in the prospectus supplement under “Pooling and Servicing Agreement—Final Scheduled Distribution Date.”  The actual final distribution date for any class of certificates could be substantially earlier.

(4)

The expected final distribution date, based upon 300% SPA with respect to the mortgage loans in loan group 1, loan group 2, loan group 3, loan group 4 and loan group 5 as described under “Certain Yield and Prepayment Considerations—Modeling Assumptions” and (2) the modeling assumptions used in the related prospectus supplement, as described under “Certain Yield and Prepayment Considerations—Weighted Average Life.”  The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.